NEWS RELEASE

FOR IMMEDIATE RELEASE

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC
             THERMACAT(TM) ACTIVE LEVEL III CATALYST SYSTEM VERIFIED
                        BY CARB FOR ON-ROAD APPLICATIONS


Concord, ON.--(BUSINESS WIRE) - August 10th, 2009. Environmental Solutions Worldwide Inc. (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced today that its wholly owned subsidiary ESW Canada Inc. (ESWC) received notification from the California Air Resources Board (CARB) that the Company's ThermaCat(TM) Active Level III Plus catalyst system has been verified effective August 5th, 2009 for a wide variety of 1993 through 2006 model year On-Road vehicle applications powered by 5 to 10 liter diesel engines.

With this new CARB Executive Order DE-09-015, the ThermaCat(TM) becomes the first verified mobile On-Road Level III Plus diesel particulate filter system to combine a passive Diesel Particulate Filter (DPF) with ESWC's proprietary active real-time diesel fuel based exothermic regeneration components. The ThermaCat(TM) is also the first technology of its kind to cross over from the Off-Road retrofit industry to the On-Road industry while utilizing the same proprietary core components in its construction (1.)

Through thousands of hours of On-Road vehicle applications and qualified emissions lab testing, the ThermaCat(TM) system demonstrated to CARB its ability to monitor engine exhaust temperature and pressure, determine when the required conditions are met and create a diesel fuel based exothermic temperature increase into the DPF. This safe, repeated, controlled process of regenerating the collected PM stored in the DPF in real-time engine operation lowers the systems backpressure. By doing so, the ThermaCat(TM) maintains optimized emissions reductions in cold or inconsistent duty cycle applications without the need for driver interface, expensive regeneration equipment, vehicle downtime or daily maintenance intervals. This unique approach gives the ThermaCat(TM) ActiVE Level III Plus catalyst system a very large vehicle cross section and demographic of On-Road applications.

The ThermaCat(TM), as verified, proved capable of reducing diesel Particulate Matter (PM), Carbon Monoxide (CO) and Hydro Carbon (HC) in excess of 85% while meeting the nationwide stringent nitrogen dioxide (NO2) limitations. This new NO2 limit, which came into effect on January 1, 2009, requires that all verified diesel emission retrofit technologies sold and installed in North America must not increase NO2 emissions by more than 20%.

On February 17, 2009 the American Recovery and Reinvestment Act (ARRA) was signed by President Obama. This $789 billion stimulus legislation program allows for $300 million in grants to be administered by the Environmental Protection Agency (EPA) under the Diesel Emissions Reduction Act (DERA) program. This funding is available to heavy duty diesel On-Road vehicles and Off-Road equipment owners to retrofit their engines to reduce diesel emissions. (2.) Additionally, $1.2 Billion dollars have been allocated through California's Proposition 1B for Air Quality and School Buses. (3.) In 2009, CARB will significantly limit diesel exhaust emissions from On-Road and off-highway equipment operating in California with the adoption of its In-Use Off-Road Diesel Vehicle Regulation (4.) and the CARB On-Road Diesel Regulation - Private Fleet Rule which CARB estimates will cost the Off-Road sector $3.4 Billion and the private fleets $5.4 Billion over the next several years (5.).

David J. Johnson, ESW's President and CEO stated "We believe this latest ThermaCat(TM) CARB Executive Order will open up a completely new reoccurring revenue stream for the Company, while allowing us to participate in the largest and most significant segment of the On-Road diesel retrofit market. Our key partners, dealers and distributors nationwide have been eagerly awaiting this CARB On-Road verification, and are now in a position to support their customer's regulatory requirements with the latest in `State Of The Art' diesel engine emission reduction technology. Moving forward, we anticipate announcing significant sales and future government verification/certifications for additional On-Road, Off-Road and Marine/Locomotive applications."

(1.) FOR FURTHER DETAILED INFORMATION, PLEASE VISIT:
     HTTP://WWW.ARB.CA.GOV/DIESEL/VERDEV/VT/CVT.HTM
(2.) FOR FURTHER DETAILED INFORMATION, PLEASE VISIT:
     HTTP://DES.NH.GOV/RECOVERY/DOCUMENTS/20090227SLIDES.PDF
(3.) FOR FURTHER DETAILED INFORMATION, PLEASE VISIT:
     HTTP://WWW.DOT.CA.GOV/HQ/TRANSPROG/IBOND.HTM
(4.) FOR FURTHER DETAILED INFORMATION, PLEASE VISIT:
     HTTP://WWW.ALLBUSINESS.COM/ENVIRONMENT-NATURAL-RESOURCES/
     POLLUTION/5502031-1.HTML
(5.) FOR FURTHER DETAILED INFORMATION REGARDING THIS RETROFIT OPPORTUNITY,
     PLEASE VISIT: HTTP://JOC.COM/NODE/408542


ABOUT THE CALIFORNIA AIR RESOURCES BOARD (CARB) The California Air Resources Board is a part of the California Environmental Protection Agency, an organization which reports directly to the Governor's Office in the Executive Branch of California State Government. The Mission of the California Air Resources Board: To promote and protect public health, welfare and ecological resources through the effective and efficient reduction of air pollutants while recognizing and considering the effects on the economy of the state. For further information, please visit their website at: www.arb.ca.gov/homepage.htm

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC. Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of technologies for both the environmental control and military sectors. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com For updated information about our military division, please visit the Company's Web site at: www.eswmilitarytech.com

SAFE HARBOR This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142;
                      Investor-relations@cleanerfuture.com